                                                                 EXHIBIT 99(b)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO CANADA, AUSTRALIA OR JAPAN.

[PACIFICORP LOGO]                                          [ENERGY GROUP LOGO]

FOR IMMEDIATE RELEASE                                             13 JUNE 1997

                                  PACIFICORP

                            RECOMMENDED CASH OFFER
                           FOR THE ENERGY GROUP PLC

PacifiCorp and The Energy Group announce the terms of a recommended cash offer for The Energy Group to be made by Goldman Sachs International on behalf of PacifiCorp Acquisitions, a wholly owned subsidiary of PacifiCorp.

The Offer:
      . including the dividend referred to below, values each Energy Group Share at 695.5 pence;

      . allows holders of Energy Group Shares to retain the right to receive a dividend of 5.5 pence (net) per Energy Group Share to be paid on 4 July 1997;

      . including the dividend referred to above, represents a premium of approximately 31 per cent. to the Closing Price of 529.5 pence per Energy Group Share on 13 May 1997, the Business Day 30 days before this announcement and a premium of approximately 24 per cent. to the Closing Price of 561.5 pence per Energy Group Share on 9 June 1997, the last Business Day before the announcement by The Energy Group that it was involved in talks with PacifiCorp in relation to the Offer;

      . values the fully diluted share capital of The Energy Group at approximately pound sterling 3,659 million; and

      .     includes a Loan Note Alternative.

The board of The Energy Group, which has been so advised by Lazard and Morgan Stanley, its financial advisers, considers the terms of the Offer to be fair and reasonable. In providing advice to the board of The Energy Group, Lazard and Morgan Stanley have taken account of the directors of The Energy Group's commercial assessment of the Offer. Accordingly, the directors of The Energy Group will unanimously recommend all holders of Energy Group Shares and Energy Group ADSs to accept the Offer, as they have irrevocably undertaken to do in respect of their personal holdings of 116,385 Energy Group Shares and 1,550 Energy Group ADSs (each Energy Group ADS representing four Energy Group Shares).

The Combined Group will be an international low-cost power provider, with:

      . over five million retail electricity customers across the United States, the United Kingdom and Australia;

      .     17,000 megawatts of generation capacity; and

      . more than 9 billion tonnes of coal reserves, of which half is low sulphur.

The Combined Group will be committed to a strategy of capitalising on the on-going liberalisation of the world-wide energy industry by reducing costs and increasing efficiency in its core markets, while expanding into high-growth international markets and building strong positions in power generation, marketing and distribution.

Mr. Frederick Buckman intends to recommend that Mr. Derek Bonham and Mr. John Devaney be invited to join the board of directors of the Combined Group following the Acquisition. In addition, it is intended that following the Acquisition a management committee will be formed consisting of Mr. Derek Bonham, Mr. John Devaney, Mr. Eric Anstee and Mr. Irl Engelhardt of The Energy Group and senior executives from PacifiCorp. Mr. Frederick Buckman will remain as President and Chief Executive Officer of the Combined Group, Mr. Richard O'Brien as Chief Financial Officer and Mr. Verl Topham as Senior Vice President and General Counsel.

Commenting on the Offer, Mr Frederick Buckman, President and Chief Executive Officer of PacifiCorp said;

"We are delighted to announce an agreed offer for The Energy Group. We believe that The Energy Group's large, diverse customer base, expertise in energy trading and risk management and leading position in coal complement our own strengths in fuel management, low cost power generation and bulk power marketing. The Acquisition represents a landmark step in achieving our strategy and will position the Combined Group as a premier global energy group with a leading presence in three continents."

Mr Derek Bonham, Chairman of The Energy Group, said:

"Our results, announced today, demonstrate the soundness of our businesses. We have successfully taken the initial steps to implement our strategy. PacifiCorp recognised the benefits of this strategy and has offered a price that represents excellent value for our shareholders."

The Conditions of the Offer are attached as Appendix I. Appendix V contains definitions of certain expressions used in this announcement.

This summary should be read in conjunction with the attached announcement.

                               ANALYSTS' MEETING

There will be an analysts' meeting today at 10.15 a.m. at The City Presentation Centre, Chiswell Street, London EC1.

                                  ENQUIRIES:

PACIFICORP ACQUISITIONS/PACIFICORP
INVESTORS:                          Scott Hibbs             1 503 731 2123
                                    Angela Hult             1 503 731 2192
                                    Dave Mead               1 503 464 6262
GOLDMAN SACHS INTERNATIONAL         Richard Sapp            44 171 774 1000
                                    Meyrick Cox             44 171 774 1000
BRUNSWICK                           Alan Parker             44 171 404 5959
THE ENERGY GROUP                    Derek Bonham            44 171 647 3200
                                    Eric Anstee             44 171 647 3200
                                    Aviva Gershuny-Roth     44 171 647 3200
LAZARD BROTHERS                     Nicholas Jones          44 171 588 2721
                                    John Wilford            44 171 588 2721
MORGAN STANLEY                      Robert Jones            1 212 761 8230
                                    Piers de Montfort       44 171 513 5007
BRUNSWICK                           Louise Charlton         44 171 404 5959

The Offer will not be made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

Goldman Sachs International, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for PacifiCorp Acquisitions and PacifiCorp and for no one else in connection with the Offer and will not be responsible to anyone other than PacifiCorp Acquisitions and PacifiCorp for providing the protections afforded to its customers or for giving advice in relation to the Offer. Goldman Sachs International will be acting through Goldman, Sachs & Co. for the purposes of making the Offer in and into the United States.

Lazard and Morgan Stanley & Co. Limited, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for The Energy Group and for no one else in connection with the Offer and will not be responsible to anyone other than The Energy Group for providing the protections afforded to their customers or for giving advice in relation to the Offer.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO CANADA, AUSTRALIA OR JAPAN.

[PACIFICORP LOGO]                                          [ENERGY GROUP LOGO]

FOR IMMEDIATE RELEASE                                             13 JUNE 1997

                                  PACIFICORP

                            RECOMMENDED CASH OFFER
                           FOR THE ENERGY GROUP PLC

1     INTRODUCTION

      The boards of PacifiCorp and The Energy Group announce the terms of a recommended cash offer to be made by Goldman Sachs International on behalf of PacifiCorp Acquisitions, a wholly owned subsidiary of PacifiCorp, for the whole of the issued and to be issued share capital of The Energy Group.

      The board of The Energy Group, which has been so advised by Lazard and Morgan Stanley, its financial advisers, considers the terms of the Offer to be fair and reasonable. In providing advice to the board of The Energy Group, Lazard and Morgan Stanley have taken account of the directors of The Energy Group's commercial assessment of the Offer. Accordingly, the directors of The Energy Group will unanimously recommend all holders of Energy Group Shares and Energy Group ADSs to accept the Offer, as they have irrevocably undertaken to do in respect of their personal holdings of 116,385 Energy Group Shares and 1,550 Energy Group ADSs.

      The definitions of certain expressions used in this announcement are contained in Appendix V.

2     THE OFFER

      The Offer will be subject to the Conditions set out in Appendix I which will, together with the further terms of the Offer, appear in the Offer Document and will be made by Goldman Sachs International, on behalf of PacifiCorp Acquisitions, on the following basis:

            for each Energy Group Share               690 pence; and
            for each Energy Group ADS                 pound sterling 27.60

      In addition, holders of Energy Group Shares will retain the right to receive a dividend of 5.5 pence (net) per Energy Group Share announced today and to be paid on 4 July 1997 to holders of Energy Group Shares on the register at close of business on 27 June 1997.

      The Offer values The Energy Group at approximately pound sterling 3,659 million (assuming the exercise in full of all outstanding options and the vesting of all outstanding awards under the Energy Group Share Schemes). Including the dividend referred to above, the Offer represents a premium of approximately 31 per cent. to the Closing Price of 529.5 pence per Energy Group Share on 13 May 1997, the Business Day 30 days before this announcement and a premium of approximately 24 per cent. to the Closing Price of 561.5 pence per Energy Group Share on 9 June 1997, the last Business Day before the announcement by The Energy Group that it was involved in talks with PacifiCorp in relation to the Offer.

      The Offer will be subject to the applicable requirements of both the City Code in the United Kingdom and United States federal securities laws.

3     LOAN NOTE ALTERNATIVE

      A Loan Note Alternative will be available to holders of Energy Group Shares (other than North American Persons and certain other shareholders) who validly accept the Offer on the basis of, for every pound sterling 1 of cash under the Offer, pound sterling 1 nominal of Loan Notes, subject to aggregate valid elections being received on or before the date on which all the Conditions are waived, fulfilled or satisfied as applicable, for in excess of pound sterling 1 million nominal value of Loan Notes. If insufficient elections are received, holders of Energy Group Shares who elect for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer.

      Goldman Sachs International has advised that, based on market conditions on 12 June 1997 (the latest practicable date prior to the publication of this announcement), in its opinion, if the Loan Notes had then been in issue, the value of each pound sterling 1 nominal would have been approximately 98 pence.

      In considering the Loan Note Alternative, holders of Energy Group Shares should note that the obligations of the issuer of the Loan Notes are not guaranteed.

      A summary of the terms of the Loan Notes is set out in Appendix II to this announcement.

4     INFORMATION ON THE PACIFICORP GROUP

      PacifiCorp is a diversified energy group based in Portland, Oregon. The company serves 1.4 million retail customers in Oregon, Washington, California, Montana, Idaho, Utah and Wyoming. It is one of the lowest cost electricity suppliers in the United States, with an average net retail price in 1996 of 4.8 cents per kilowatt-hour, compared with a national average of 7.15 cents. PacifiCorp is the leading private wholesaler of electricity in the western United States and is one of the top power marketers in the eastern United States. In addition, PacifiCorp recently acquired TPC Corporation, a natural gas storage, processing and marketing company based in Houston, Texas.

      PacifiCorp operates one of the largest open-access transmission systems in the United States with over 150 access points across 15,000 circuit miles and has generating capacity of over 10,000 megawatts. It is the 12th largest coal producer in the United States, producing 22.6 million tonnes in 1996. In 1996, the average electricity production costs at its coal-fired plants were 25 per cent. lower than the national average.

      PacifiCorp also has substantial operations in Australia through Powercor, the largest electricity distribution business in Victoria and its partnership interest in the Hazelwood power generating station and associated mine.

      PacifiCorp is listed on the New York and Pacific Stock Exchanges under the symbol "PPW". In the year ended 31 December 1996, PacifiCorp recorded net income attributable to holders of ordinary stock of $475 million based on revenues of $4,298 million. As at the close of trading on the New York Stock Exchange on 12 June 1997, PacifiCorp had a market capitalisation of approximately $6.4 billion.

      PacifiCorp Acquisitions, a wholly owned subsidiary of PacifiCorp, is a newly incorporated unlimited company incorporated in England and Wales on 9 June 1997 for the purpose of making the Offer.
5     INFORMATION ON THE ENERGY GROUP

      The Energy Group is a diversified international energy group which includes Peabody, the world's largest private producer of coal, and Eastern, one of the leading integrated electricity and gas groups in the United Kingdom.

      Peabody, the largest producer of coal in the United States, operates 26 underground and surface mines in the United States and three surface mines in Australia. As at 30 September 1996, Peabody had 8.5 billion tonnes of proven and probable coal reserves and in the year ended that date sold 148 million tonnes of coal. Peabody Australia, one of the ten largest coal producers in Australia, has interests in four surface mines in New South Wales, three of which currently operate under its management. Peabody's equity share of the coal sales of these mines amounted to 6.1 million tonnes in the year ended 30 September 1996 and its equity share of the proven and probable reserves associated with these operations as at 30 September 1996 amounted to 263 million tonnes.

      Through Eastern, The Energy Group is one of the leading integrated electricity and gas groups in the United Kingdom and is involved in a wide range of operations:

      . Eastern Generation, the fourth largest generator of electricity in Great Britain. Eastern Generation currently owns, operates or has an interest in eight power stations, representing approximately 10 per cent. of the United Kingdom's total registered generating capacity as at 30 September 1996;

      . Eastern Power & Energy Trading, which manages the price and volume risks associated with the generation, wholesaling and sale to end users of electricity. These exposures are managed by trading its contract portfolio, and bidding Eastern's generation output into the Pool (the electricity trading market in England and Wales);

      . Eastern Natural Gas, a major wholesaler and retail supplier of natural gas in the United Kingdom with upstream shipping, purchasing, trading and sales operations, is one of the largest suppliers of natural gas in the United Kingdom after Centrica plc. Its principal activities are the buying and selling of natural gas. It also has small equity interests in three gas-producing fields in the North Sea; and

      . Eastern Group, one of the largest suppliers of electricity in the United Kingdom with over three million customers whose authorised area covers approximately 20,300 sq. km. in the east of England and parts of North London.

      In the year ended 30 September 1996, The Energy Group reported pro forma consolidated turnover of pound sterling 3,635 million and pro forma consolidated net income of pound sterling 310 million. The Energy Group's results for the six months ended 31 March 1997 are set out in Appendix III.

6     REASONS FOR THE OFFER

      A number of trends in the world energy industry are influencing PacifiCorp and The Energy Group. Energy providers have been required to provide better service, lower prices and more choice to their customers in the United States, the United Kingdom, Europe and Australia. The deregulation of electricity markets has led to increased customer choice and competition between suppliers. Industry participants have reacted to this by restructuring their businesses and diversifying their activities.

      The Combined Group will be an international low-cost power provider, with:

      . over five million retail electricity customers across the United States, the United Kingdom and Australia;

      .     17,000 megawatts of generation capacity; and

      . more than 9 billion tonnes of coal reserves, of which half is low sulphur.

      The Combined Group will be committed to a strategy of capitalising on the on-going liberalisation of the world-wide energy industry by reducing costs and increasing efficiency in its core markets while expanding into high-growth international markets and building strong positions in power generation, marketing and distribution.

      The combination of PacifiCorp and The Energy Group will create a premier international vertically integrated energy provider able to:

      . continue both companies' proven ability in providing value added services to customers at competitive prices;

      . capitalise on deregulation in both home markets and abroad and further enhance competition;

      . integrate fuel management, power generation, energy marketing and distribution to customers on three continents;

      . build on existing skills and adopt best practices in mining, energy marketing, trading and risk management and information technology; and

      . increase the efficient utilisation of generation resources through effective fuel management and plant optimisation.

7     REGULATION

      The Offer is subject to certain regulatory consents and confirmations being obtained. Amongst other approaches to relevant regulatory authorities, PacifiCorp Acquisitions is making a submission to the Office of Fair Trading concerning the Offer and, together with The Energy Group, will enter into discussions with the DGES. The Offer is also subject to the expiry or early termination of the waiting period under the US HSR Act.

8     THE ENERGY GROUP SHARE SCHEMES

      The Offer will extend to any fully paid Energy Group Shares which are unconditionally allotted or issued while the Offer is open for acceptance, including those unconditionally allotted or issued pursuant to the exercise of options under the Energy Group Share Schemes.

      Appropriate proposals will be made in due course to the participants in the Energy Group Share Schemes if the Offer becomes or is declared unconditional in all respects.

9     DIRECTORS, MANAGEMENT AND EMPLOYEES

      PacifiCorp Acquisitions has given assurances to the board of The Energy Group that the existing employment rights, including pension rights, of all Energy Group directors, management and employees will be fully safeguarded. PacifiCorp looks forward to working with Energy Group employees.

      Mr. Frederick Buckman intends to recommend that Mr. Derek Bonham and Mr. John Devaney be invited to join the board of directors of the Combined Group following the Acquisition. In addition, it is intended that following the Acquisition a management committee will be formed consisting of Mr. Derek Bonham, Mr. John Devaney, Mr. Eric Anstee and Mr. Irl Engelhardt of The Energy Group and senior executives from PacifiCorp. Mr. Frederick Buckman will remain as President and Chief Executive Officer of the Combined Group, Mr. Richard O'Brien as Chief Financial Officer and Mr. Verl Topham as Senior Vice President and General Counsel.

10    HOLDINGS IN THE ENERGY GROUP

      Neither PacifiCorp Acquisitions, nor any of the directors of PacifiCorp Acquisitions, nor, so far as PacifiCorp Acquisitions is aware, any party acting in concert with PacifiCorp Acquisitions, owns or controls any Energy Group Securities or holds any options to purchase Energy Group Shares or holds any derivatives referenced to Energy Group Securities, other than as set out below:

10.1 PacifiCorp Retirement Fund, a discretionary pension fund of the PacifiCorp Group under independent control, owns 25,000 Energy Group Shares;

10.2 CIN Management, a subsidiary of Goldman Sachs International owns 6,517,433 Energy Group Shares;

10.3 Goldman Sachs & Co. Discretionary Customer accounts hold 111,639 Energy Group Shares;

10.4 Goldman Sachs International Discretionary Customer accounts hold 9,000 Energy Group Shares; and

10.5  Goldman Sachs & Co. owns 776,748 Energy Group Shares.

11    FINANCING

      PacifiCorp Acquisitions has arranged appropriate financing in connection with the Offer. Other wholly-owned subsidiaries of PacifiCorp have arranged their own funding to assist in PacifiCorp Acquisitions' financing of the Offer.

12    GENERAL

      (a) Goldman Sachs International, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for PacifiCorp Acquisitions and PacifiCorp and for no one else in connection with the Offer and will not be responsible to anyone other than PacifiCorp Acquisitions and PacifiCorp for providing the protections afforded to its customers or for giving advice in relation to the Offer. Goldman Sachs International will be acting through Goldman, Sachs & Co. for the purposes of making the Offer in and into the United States.

      (b) Lazard and Morgan Stanley & Co. Limited, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for The Energy Group and for no one else in connection with the Offer and will not be responsible to anyone other than The Energy Group for providing the protections afforded to their customers or for giving advice in relation to the Offer.

      (c) The Offer Document will be posted in due course and will be available for inspection at the offices of Linklaters & Paines, Barrington House, 59-67 Gresham Street, London EC2V 7JA. The Conditions are set out in Appendix I to this announcement.

      (d) Energy Group Securities will be acquired by PacifiCorp Acquisitions fully paid and free from all liens, equities, charges, encumbrances and other interests and, except in respect of the dividend referred to below, together with all rights now or hereafter attaching thereto, including without limitation the right to receive and retain all dividends (other than the right to receive a dividend of 5.5 pence (net) per Energy Group Share to be paid on 4 July 1997) and other distributions declared, made or paid hereafter.

      (e) The Initial Offer Period is expected to expire at 3.00 p.m. (London time), 10.00 a.m. (New York City time) on the day following the 20th Business Day from the date of the Offer Document, unless extended. At the conclusion of the Initial Offer Period, including any extension thereof, the Offer will be extended for a Subsequent Offer Period of at least 14 calendar days. Holders of Energy Group Securities will have withdrawal rights during the Initial Offer Period, including any extension thereof, but not during the Subsequent Offer Period, including any extension thereof.

      (f) THE OFFER WILL NOT BE MADE, DIRECTLY OR INDIRECTLY, IN OR INTO CANADA, AUSTRALIA OR JAPAN. ACCORDINGLY, COPIES OF THIS ANNOUNCEMENT ARE NOT BEING, AND MUST NOT BE, MAILED OR OTHERWISE DISTRIBUTED OR SENT IN OR INTO CANADA, AUSTRALIA OR JAPAN.

      (g) The Loan Notes to be issued pursuant to the Offer have not been, nor will be, registered under the United States Securities Act of 1933, as amended, or under any relevant securities laws of any states or district of the United States, will not be the subject of a prospectus under the securities laws of any province of Canada and will not be registered under any relevant securities laws of any other country. Accordingly, unless an exception under such Act or laws is available, the Loan Notes may not be offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan.

                                  APPENDIX I

                            CONDITIONS OF THE OFFER

The Offer, which will be made by Goldman Sachs International on behalf of PacifiCorp Acquisitions, will comply with the rules and regulations of the City Code and with US federal securities laws (except to the extent that exemptive relief has been granted by the SEC) and the rules and regulations made thereunder, will be governed by English law and be subject to the jurisdiction of the courts of England and the following Conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on the day following the 20th Business Day following the date of the Offer Document (or such later time(s) and/or date(s) as PacifiCorp Acquisitions may, subject to the rules and regulations of the City Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as PacifiCorp Acquisitions may decide) in nominal value of Energy Group Securities to which the Offer relates, provided that this Condition shall not be satisfied unless PacifiCorp Acquisitions and its wholly owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Energy Group Securities carrying in aggregate more than 50 per cent. of the voting rights then exercisable at general meetings of The Energy Group. For the purposes of this Condition: (i) any Energy Group Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon being entered in the register of members of The Energy Group; (ii) the expression "Energy Group Securities to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act; and (iii) valid acceptances shall be treated as having been received in respect of any Energy Group Shares which PacifiCorp Acquisitions shall, pursuant to section 429(8) of the Companies Act, be treated as having acquired or contracted to acquire by virtue of acceptance of the Offer;

(b) an announcement being made in terms reasonably satisfactory to PacifiCorp Acquisitions that it is not the intention of the Secretary of State for Trade and Industry to refer the Acquisition, or any matters arising from it, to the Monopolies and Mergers Commission;

(c) the DGES indicating in terms reasonably satisfactory to PacifiCorp Acquisitions that it is not his intention to seek modifications to any of Eastern's licences under the Electricity Act 1989 (except on terms reasonably satisfactory to PacifiCorp Acquisitions);

(d) the DGES indicating in terms reasonably satisfactory to PacifiCorp Acquisitions that he will not seek undertakings or assurances from any member of the PacifiCorp Acquisitions Group or the TEG Group (except on terms reasonably satisfactory to PacifiCorp Acquisitions) and that in connection with the Acquisition he will seek or agree to such modifications (if any) and such other consents and/or directions (if any) as are in the reasonable opinion of PacifiCorp Acquisitions necessary or appropriate with respect to the licences referred to in Condition (c);

(e) the expiry or early termination of all applicable waiting periods under the US HSR Act;

(f) PacifiCorp Acquisitions being reasonably satisfied that the acquisition of Energy Group Securities pursuant to the Offer will not subject PacifiCorp Acquisitions to regulation, or PacifiCorp Acquisitions will be exempt from regulation, under the US Public Utility Holding Company Act of 1935;

(g) no final FERC order being in effect requiring FERC approval of the acquisition of Energy Group Securities pursuant to the Offer;

(h) the Foreign Investment Review Board of Australia indicating on terms reasonably satisfactory to PacifiCorp Acquisitions that it has no objection to the Acquisition;

(i) no relevant authority having intervened in a way which would be likely, or having failed to institute or implement any action the failure of which would be likely (to an extent which is, in the case of (i) to (iv) below, material in the context of the PacifiCorp Acquisitions Group or of the TEG Group or of the financing of the Offer):

      (i) to require, prevent or delay the divestiture or materially alter the terms of any proposed divestiture by PacifiCorp Acquisitions or The Energy Group or any member of the PacifiCorp Acquisitions Group or the wider TEG Group of all or any portion of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct any of their respective businesses or to own any of their respective assets or property or any part thereof;

      (ii) to impose any limitation on the ability of any member of the PacifiCorp Acquisitions Group or the wider TEG Group to acquire, or to hold or to exercise effectively, directly or indirectly, any rights of ownership in respect of shares in, or management control over, any member of the wider TEG Group;

     (iii) otherwise adversely to affect the financial or trading position of any member of the PacifiCorp Acquisitions Group or the wider TEG Group;

      (iv) to make the Offer or its implementation or the acquisition or the proposed acquisition of any Energy Group Shares or Energy Group ADSs or control of The Energy Group by any member of the PacifiCorp Acquisitions Group void, illegal, and/or unenforceable, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the implementation thereof, or impose additional conditions or obligations with respect thereto, or otherwise challenge or hinder any thereof;

      (v) to result in a delay in the ability of any member of the PacifiCorp Acquisitions Group, or render any such person unable, to acquire some or all of the Energy Group Shares or Energy Group ADSs or require or prevent or materially delay divestiture by any such person of any such securities; or

      (vi) to require any member of the PacifiCorp Acquisitions Group or the wider TEG Group to offer to acquire any shares or other securities (or the equivalent) in any member of the wider TEG Group owned by any third party;

      and all applicable waiting and other time periods during which any relevant authority could, in respect of the Offer or the acquisition or proposed acquisition of any Energy Group Shares or Energy Group ADSs or control of The Energy Group by PacifiCorp Acquisitions, intervene having expired, lapsed or terminated;

(j) all necessary filings having been made, all regulatory and statutory obligations having been complied with, all appropriate waiting periods under any applicable legislation or regulations of any jurisdiction having expired, lapsed or terminated in each case in respect of the Offer or the acquisition of any shares or other securities in, or control of, The Energy Group by any member of the PacifiCorp Acquisitions Group and all authorisations and determinations necessary or appropriate in any jurisdiction for or in respect of the Offer (including, without limitation, its implementation and financing) or proposed acquisition of any shares or other securities in, or control of, The Energy Group by any member of the PacifiCorp Acquisitions Group or in relation to the affairs of any member of the PacifiCorp Acquisitions Group or the wider TEG Group having been obtained in terms and in a form reasonably satisfactory to PacifiCorp Acquisitions from all relevant authorities or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any member of the PacifiCorp Acquisitions Group or the wider TEG Group, as the case may be, has entered into contractual arrangements and such authorisations and determinations together with all material authorisations and determinations necessary or appropriate for any member of the PacifiCorp Acquisitions Group or the wider TEG Group to carry on a business which is material in the context of the PacifiCorp Acquisitions Group or the TEG Group as a whole or of the financing of the Offer remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with;

(k) PacifiCorp Acquisitions not having discovered any provision of any agreement, arrangement, licence or other instrument to which any member of the wider TEG Group is a party or by or to which any member of the wider TEG Group or any part of its assets may be bound, entitled or subject which would be likely, as a result of the Offer, the proposed acquisition by PacifiCorp Acquisitions of any shares in, or change in the control or management of, The Energy Group or otherwise, to result in (to an extent which is material in the context of the PacifiCorp Acquisitions Group or the wider TEG Group as a whole or of the financing of the Offer):

      (i) any moneys borrowed by or any other indebtedness, actual or contingent, of any member of the wider TEG Group being or becoming repayable or capable of being declared repayable immediately or prior to its stated maturity, or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited;

      (ii) any such agreement, arrangement, licence or instrument being terminated or adversely modified or any obligation or liability arising or any action being taken or arising thereunder;

     (iii) the rights, liabilities, obligations or interests of any member of the wider TEG Group under any such agreement, arrangement, licence or instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangements relating to any such interests or business) being terminated or adversely modified or affected;

      (iv) any assets or interests of any such member being or becoming liable to be disposed of or charged, or any right arising under which any such asset or interest is required or is likely to be required to be disposed of or charged, in each case, other than in the ordinary course of business;

      (v) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the wider TEG Group or any such security interest, whenever arising or having arisen, becoming enforceable;

      (vi) the creation of liabilities for any member of the wider TEG Group other than in the ordinary course of business; or

     (vii) the financial or trading position of any member of the wider TEG Group being prejudiced or adversely affected;

(l) PacifiCorp Acquisitions not having discovered, save as publicly announced in accordance with the Listing Rules prior to the date of this announcement, that any member of the wider TEG Group has, since 30 September 1996 to an extent which is material in the context of the TEG Group as a whole or of the financing of the Offer:

      (i) save to any member of the TEG Group and save for the issue of Energy Group Securities on the exercise of options granted under any of the Energy Group Share Schemes prior to the date of this announcement, issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or of securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or redeemed, purchased or reduced any part of its share capital;

      (ii) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend, or other distribution in respect of the share capital of The Energy Group (except a dividend of 5.5 pence (net) per Energy Group Share to be paid on 4 July 1997);

     (iii) merged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any assets (including shares and trade investments) or authorised or proposed or announced any intention to propose a merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest (in each case, other than in the ordinary course of business);

      (iv) made or authorised or proposed or announced an intention to propose any change in its share or loan capital save for options granted under any of the Energy Group Shares Schemes prior to the date of this announcement and for any Energy Group Securities allotted upon exercise of such options;

      (v) issued, authorised or proposed or announced an intention to propose the issue of any debentures or (save in the ordinary course of business) incurred or increased any indebtedness or contingent liability;

      (vi) otherwise than in the ordinary course of business, entered into any contract, reconstruction, amalgamation, commitment or other transaction or arrangement or (save for changes in remuneration notified to PacifiCorp Acquisitions prior to the date of this announcement) changed the terms of any contract with any director of The Energy Group;

     (vii) save in the ordinary course of business, entered into or varied any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such a nature or magnitude;

    (viii) waived or compromised any claim otherwise than in the ordinary course of business;

      (ix) taken any corporate action or had any order made for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets or revenues; or

      (x) entered into any contract, commitment, agreement or arrangement or passed any resolution with respect to, or announced an intention to, or to propose to effect, any of the transactions, matters or events referred to in this Condition;

(m) since 30 September 1996, save as publicly announced in accordance with the Listing Rules prior to the date of this announcement, none of the following having occurred to an extent which is material in the context of the wider TEG Group as a whole or of the financing of the Offer:

      (i) adverse change or deterioration in the business, assets, financial or trading position of any member of the wider TEG Group;

      (ii) litigation or arbitration proceedings, prosecution or other legal proceedings having been instituted or threatened in writing by or against or remaining outstanding against any member of the wider TEG Group or to which any member of the wider TEG Group is a party (whether as plaintiff, defendant or otherwise) and any investigation by any relevant authority against, or in respect of any member of, the wider TEG Group having been threatened in writing, announced or instituted or remaining outstanding by, against or in respect of any member of the wider TEG Group; and

     (iii) a contingent or other liability of any member of the wider TEG Group having arisen which would be likely adversely to affect any member of the wider TEG Group;

(n)   PacifiCorp Acquisitions not having discovered:

      (i) that any financial, business or other information which has been publicly disclosed at any time by or on behalf of any member of the wider TEG Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading and which in any such case is material in the context of the wider TEG Group taken as a whole or of the financing of the Offer; or

      (ii) that any member of the wider TEG Group was at the date of the Energy Group Listing Particulars, or has, outside the ordinary course of business since that date, become subject to any liability (contingent or otherwise) which is not disclosed or referred to in the Energy Group Listing Particulars and which is material in the context of the wider TEG Group taken as a whole or of the financing of the Offer; and

(o) save as disclosed or provided for in the Energy Group Listing Particulars or as otherwise publicly announced in accordance with the Listing Rules prior to the date of this announcement, PacifiCorp Acquisitions not having discovered:

      (i) that any past or present member of the wider TEG Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, which non-compliance or any other disposal, discharge, spillage, leak or emission which has occurred would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the wider TEG Group and which is material in the context of the wider TEG Group taken as a whole or of the financing of the Offer; or

      (ii) that there is, or is likely to be, any liability (whether actual or contingent) to make good, repair, reclaim, remediate, reinstate or clean up property now or previously owned, occupied or made use of by any past or present member of the wider TEG Group under any legislation, regulation, notice, circular or order of any relevant authority relating to the protection of or enhancement of the environment and which is material in the context of the wider TEG Group taken as a whole or of the financing of the Offer.

For the purposes of these Conditions: (a) "relevant authority" means any government, government department or governmental, quasi-governmental, supranational, statutory or regulatory body, court, trade agency, professional association or institution or environmental body in any jurisdiction; (b) a relevant authority shall be regarded as having "intervened" if it has instituted, implemented or threatened to take any action, proceedings, suit, investigation or enquiry or reference, or made, enacted or proposed any statute, regulation, decision or order and "intervene" shall be construed accordingly; (c) "authorisations" mean authorisations, orders, grants, recognitions, certifications, confirmations, consents, licences, clearances, permissions and approvals; and (d) the "wider TEG Group" means The Energy Group and its subsidiary undertakings, associated undertakings and any other undertakings in which The Energy Group and such undertakings (aggregating their interests) have a substantial interest; and (e) the "PacifiCorp Acquisitions Group" means PacifiCorp Holdings, Inc. and its subsidiary undertakings, associated undertakings and any other undertaking in which PacifiCorp Holdings, Inc. and such undertakings

(aggregating their interests) have a substantial interest and, for these purposes, "subsidiary undertaking", "associated undertaking", "holding company" and "undertaking" have the meanings given by the Companies Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the Companies
Act) and "substantial interest" means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking.

PacifiCorp Acquisitions will not invoke either of Conditions (i) or (j) in respect of actions taken by FERC or for the failure to obtain any approval from FERC.

PacifiCorp Acquisitions reserves the right to waive all or any of the above Conditions, in whole or in part, except Condition (a). Conditions (b) to (o) inclusive, if not, where applicable, waived, must have been fulfilled or satisfied at the same time as Condition (a) is fulfilled, but subject thereto, PacifiCorp Acquisitions shall be under no obligation to waive or treat as satisfied any Condition by a date earlier than the latest date for the satisfaction thereof, notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

If PacifiCorp Acquisitions is required by the Panel to make an offer for Energy Group Securities under the provisions of Rule 9 of the City Code, PacifiCorp Acquisitions may make such alterations to the above Conditions, including Condition (a), as are necessary to comply with the provisions of Rule 9.

The Offer will lapse if the Acquisition is referred to the Monopolies and Mergers Commission before the Initial Closing Date.

The Loan Note Alternative will be conditional upon the Offer being declared or becoming unconditional in all respects.

                                  APPENDIX II

                    SUMMARY OF THE TERMS OF THE LOAN NOTES

The Floating Rate Unsecured Loan Notes 2004 of PacifiCorp Acquisitions will be created by a resolution of the Board or a duly authorised committee thereof and will be constituted by a Loan Note instrument (the "Loan Note Instrument") executed as a deed by PacifiCorp Acquisitions. The Loan Notes will not be guaranteed. The issue of the Loan Notes will be conditional on all Conditions being, where applicable, waived, fulfilled or satisfied. Loan Notes will be issued only if the aggregate valid elections for the Loan Note Alternative received on or before the date on which all Conditions are so waived, fulfilled or satisfied, as applicable, will result in PacifiCorp Acquisitions issuing in excess of pound sterling 1 million nominal value of Loan Notes. The Loan Note Alternative will not be available to North American Persons or any holder of Energy Group Shares who is unable to give a warranty relating to the fact that he has not received or accepted the Offer through the United States, Canada, Japan or Australia. The Loan Note Instrument will contain provisions, inter alia, substantially to the effect set out below.

1 The Loan Notes will be issued by PacifiCorp Acquisitions in amounts and integral multiples of pound sterling 1 in nominal amount only and will constitute unsecured obligations of PacifiCorp Acquisitions. No payment will be made in respect of any amount payable of less than pound sterling 1. The Loan Note Instrument will not contain any restrictions on borrowing, disposals or charging of assets by PacifiCorp Acquisitions.

2 Interest on the Loan Notes will be payable (subject to any requirement to deduct income tax therefrom) semi-annually in arrear on 30 June and 31 December in each year or, if such a day is not a business day, on the immediately preceding business day ("interest payment dates") except that the first payment of interest on the Loan Notes will be made 30 June 1998 in respect of the period from and including the date of issue of the relevant Loan Note up to but excluding 30 June 1998. The period from and including the date of issue of the relevant Loan Note up to but excluding 30 June 1998 and the period from and including that date or any subsequent interest payment date up to but excluding the next following interest payment date is herein called an "interest period".

3     (a)   The rate of interest on the Loan Notes for each interest period will be the rate per annum which is 0.5 per cent. below LIBOR.
            "LIBOR" means the arithmetic mean (rounded down, if necessary, to four decimal places) of the respective rates which are quoted as of 11.00 a.m. on the first business day of the interest period on the "LIBP" page on the Reuter Monitor Money Rate Service (or such other page or service as may replace it for the purpose of displaying London inter-bank sterling offered rates of leading reference banks) as being the interest rates offered in the London inter-bank market for six month sterling deposits but:

            (i) if only two or three such offered quotations appear, the relevant arithmetic mean (rounded as mentioned above) shall be determined on the bases of those offered quotations; and

            (ii) if no, or only one, such offered quotations appear, the relevant arithmetic mean (rounded as mentioned above) shall be determined instead on the basis of the respective rates (as quoted to PacifiCorp Acquisitions at its request) at which each of Barclays Bank PLC and National Westminster Bank plc is offering six month sterling deposits to prime banks in the London inter-bank market at or about 11.00 am on the first business day of the relevant interest period.

      (b) If LIBOR cannot be established in accordance with the provisions of sub-paragraph (a) above for any interest period, the rate of interest on the Loan Notes for such interest period shall be the same as that applicable to the Loan Notes during the previous interest period, unless in such case such other prime bank in the London inter-bank market as PacifiCorp Acquisitions shall reasonably select for the purpose shall have been prepared to offer a rate as aforesaid, in which case the rate of interest in respect of the relevant interest period shall be the rate so offered.

      (c) Each instalment of interest shall be calculated on the basis of a 365 day year and the number of days elapsed in the relevant interest period.

4 A holder of Loan Notes (a "Noteholder") shall be entitled to require PacifiCorp Acquisitions to repay the whole (whatever the amount) or any part (being any integral multiple of pound sterling 1) of the principal amount of his holding of Loan Notes at par, together with accrued interest (subject to any requirement to deduct income tax therefrom) up to but excluding the date of repayment, on any interest payment date, from and including 30 June 1998 and thereafter on any interest payment date falling prior to 30 June 2004 by giving not less than 30 days' prior notice in writing to PacifiCorp Acquisitions accompanied by the certificate(s) for all the Loan Notes to be repaid and notice of redemption (duly completed) in the prescribed form on the Loan Notes to be repaid.

5 If at any time the principal amount of all Loan Notes outstanding is 20 per cent. or less of the total nominal amount of Loan Notes issued in connection with the Offer, PacifiCorp Acquisitions shall have the right, on giving the remaining Noteholders not less than 30 days' notice in writing expiring on 30 June 1998 or any subsequent interest payment date, to redeem all (but not some only) of the outstanding Loan Notes at par together with accrued interest thereon (subject to any requirement to deduct income tax therefrom) up to but excluding the date of redemption.

6 Any Loan Notes not previously repaid, redeemed or purchased will be repaid in full at par on 30 June 2004, together with accrued interest thereon (subject to any requirement to deduct income tax therefrom) up to but excluding that date.

7 Any Loan Notes repaid, redeemed, or purchased will be cancelled and shall not be available for re-issue.

8 The Noteholders will have power by extraordinary resolution of the Noteholders passed in accordance with the provisions of the Loan Note Instrument or by resolution in writing signed by holders of not less than 75 per cent. in nominal value of the outstanding Loan Notes, inter alia, to sanction any modification, abrogation or compromise of or arrangement in respect of their rights against PacifiCorp Acquisitions and to assent to any amendment in respect of their rights against PacifiCorp Acquisitions and to assent to any amendment of the provisions of the Loan Note Instrument (but in each case subject to the consent of PacifiCorp Acquisitions). PacifiCorp Acquisitions may, with the consent of its financial advisers, amend the provisions of the Loan Note Instrument, without such sanction or consent, if such amendment is of a formal, minor or technical nature or to correct a manifest error.

9 Each Noteholder will have the right to acquire (by subscription at a nominal value of an amount up to or equal to such Noteholder's holding of Notes) additional loan notes to be issued by a subsidiary of PacifiCorp Acquisitions (the "Additional Notes") on terms and conditions substantially the same as those applicable to the Loan Notes, except as follows:

      (a)   the Additional Notes will not be issued before 30 June 2003;

      (b) the rate of interest on the Additional Notes will be 1 per cent. below the rate per annum described in paragraph 3(a) above; and
      (c) the Additional Notes will not carry any right to acquire any additional securities.

10 Each Noteholder will be entitled to require all or part (being pound sterling 1 nominal amount or any integral multiple thereof) of the Loan Notes held by him to be repaid at par together with accrued interest (subject to any requirement to deduct income tax therefrom) if:

      (a) any principal or interest on any of the Loan Notes held by that Noteholder shall fall to be paid in full within 30 days after the due date for payment thereof; or

      (b) an order is made or an effective resolution is passed for the winding-up or dissolution of PacifiCorp Acquisitions (other than for the purposes of a solvent reconstruction or a solvent amalgamation or a members' voluntary winding-up on terms previously approved by extraordinary resolution of the Noteholders); or

      (c) an encumbrancer takes possession of, or a trustee, receiver, administrator or similar officer is appointed or an administration order is made in respect of, the whole or substantially the whole of the undertaking of PacifiCorp Acquisitions and such order has not been discharged and such person has not been paid out or discharged within 30 days.

11 PacifiCorp Acquisitions will be entitled at any time to purchase any Loan Notes at any price by tender (available to all Noteholders alike), private treaty or otherwise by agreement with the relevant
      Noteholder(s).

12 The Loan Notes will contain provisions entitling PacifiCorp Acquisitions, without the consent of Noteholders, to substitute any of its subsidiaries or any holding company or subsidiaries of such holding company resident in the UK for tax purposes (other than Eastern or any of its subsidiaries) as the principal debtor under the Loan Note Instrument and the Loan Notes or to require all or any of the Noteholders to exchange their Loan Notes for loan notes issued on the same terms mutatis mutandis by any such company provided that (a) PacifiCorp Acquisitions guarantees such company's obligations thereunder and (b) following such substitution or exchange, the Loan Notes or (as the case may be) such loan notes shall not contain a provision equivalent to this paragraph 12. References to PacifiCorp Acquisitions in this summary shall be construed accordingly. PacifiCorp Acquisitions' right to require substitution of such company as principal debtor (but not the right to require exchange of the Loan Notes) will be exercisable only if prior clearance has been obtained from the Inland Revenue to the effect that the substitution will not be treated as a disposal of the Loan Notes for the purposes of United Kingdom taxation of chargeable gains and PacifiCorp Acquisitions' right to require such an exchange will be exercisable only if the exchange will fall within section 135 of the Taxation of Chargeable Gains Act 1992, and to the extent relevant, clearance has been received from the Inland Revenue under section 138 of that Act in respect of the exchange.


13 The Loan Notes will be evidenced by certificates, will be registered and will be transferable in integral multiples of pound sterling 1 in excess of that amount, provided that transfers of Loan Notes will not be registered during the seven days immediately preceding an interest payment date or while the register of Noteholders is closed.

14 No application has been made or is intended to be made to any stock exchange or other dealing service for the Loan Notes to be listed or otherwise traded.

15 The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English law.

                                 APPENDIX III

                                   [RESULTS]

THE ENERGY GROUP RECORDS OPERATING PROFIT INCREASE OF 30 PER CENT FOR RESULTS TO 31 MARCH, 1997

Results and Dividend

On a pro forma basis, group turnover for the period of six months to 31 March, 1997 rose by 38 per cent from pound sterling 1,826 million to pound sterling 2,519 million, and underlying operating profit was 30 per cent above the same period last year (on a pro forma basis) at pound sterling 317 million. Underlying pro forma earnings per share increased 33 per cent.

It is proposed to pay a dividend of 5.5p net per share on 4 July, 1997.

Derek Bonham, Executive Chairman of The Energy Group said: "Today we have announced the terms of a recommended offer by PacifiCorp for The Energy Group; together we are well placed to take advantage of and compete effectively in the fast changing international energy markets. Detailed terms of the offer will be mailed to our shareholders in due course."

Results

Operating Report

Coal

Pro forma
                                          1997              1996
Turnover for the six months to 31
March                                     pound sterling    pound sterling
                                          647mn             656mn

Operating profit for the six months
to 31 March                               pound sterling    pound sterling
                                          66mn              66mn
Tons sold                                 81mn              77mn

Peabody continues to lead the industry in the USA with a 15 per cent market share of coal production. In Australia, our operations were responsible for 5 per cent of the country's coal production. Peabody's subsidiaries operate 26 coal mines in the USA and three mines in Australia. A fourth Australian mine, Bengalla, is under construction after receiving final development approval last year.

In the calendar year 1996, our operating companies sold coal to more than 150 US utility power plants, generating more than 9 per cent of all US electricity, approximately equal to the total amount of US electricity produced from natural gas. Peabody also exports steam and metallurgical coal to 15 countries from its US and Australian mines.

Peabody increased its coal sales and its underlying operating profit levels in the six months ended 31 March, 1997. On a US dollar basis, underlying operating profits were 5 per cent ahead of last year, although adverse currency movements reduced reported profits to pound sterling 66 million, the same as last year's reported level. Productivity has risen consistently, with our US operating companies averaging 92 tons per employee per workshift for the six month period - a 13 per cent improvement on the previous year and a new company record.

According to government statistics, the company's Powder River mines in Wyoming were the four most productive in the USA during 1996. At the three Australian mines, average productivity increased by more than 17 per cent from the prior year, maintaining one of the highest productivity rates in the country.

Sales volume from Peabody's US and Australian mines increased by 6 per cent to
81.4 million tons, reflecting favourable customer demand for coal from the Powder River and Australian mines. Turnover of pound sterling 647 million fell slightly from the same period last year principally as a result of adverse currency movements, partially offset by increased volumes.

Peabody is preparing for deregulation in the US by working with Citizens Power, our newly acquired power marketing business in the US, to create innovative solutions to electric utility fuel supplies.

The safety record for Peabody's US mines was the second best in its history, capping six years of dramatic gains in safety. Our Freedom Mine was named as the safest underground coal mine in the USA. An ambitious new safety programme, One Future: Going For Perfect, has been launched with the goal of zero lost time accidents.

POWER

Pro forma
                                          1997              1996
Turnover for the six months to 31
March                                     pound sterling    pound sterling
                                          1,801m            1,092m
Operating profit for the six months
to 31 March                               pound sterling    pound sterling
                                          129m              44m
Generating capacity at 31 March           6,784MW           495 MW

Substantial growth in our Power businesses enabled Eastern to make a significant contribution to The Energy Group's operating profit increase in the six months to 31 March, 1997. The power businesses' operating profit rose by 193 per cent to pound sterling 129 million, reflecting our greatly expanded generation portfolio which now totals almost 7,000 MW, together with the contribution from related energy trading activities.

The Group's power generation portfolio widened significantly in mid 1996 through the addition of five coal-fired plants leased from National Power and PowerGen to complement the three combined-cycle gas turbine (CCGT) plants - Peterborough, King's Lynn, and Barking. The five coal-fired stations were a major factor in the substantial profit increase in the six months under review. The performance of the portfolio stations over the key winter period was excellent, with average availability levels in excess of 92 per cent, and our 360MW CCGT plant at Peterborough continues to maintain its outstanding availability record. Our new 340MW CCGT plant at King's Lynn, Norfolk, is undergoing commissioning trials and is due for final handover in 1997 following further work by the turnkey contractor to meet guaranteed performance levels. In March 1997, we announced plans to build a 240MW combined heat and power plant in Deeside using combined-cycle gas technology to serve the needs of Shotton Paper - the UK's leading newsprint manufacturer.

Eastern's power and energy trading business manages and monitors Eastern's energy portfolio, including the bidding of its power plants into the Electricity Pool, the procurement of coal, oil and gas, and the management of risk for our retail energy operations. The business also offers risk management services to other independent energy retailers, generators and trading parties. During the period under review we have further improved our ability to manage the risks associated with such energy trading activities through the creation and operation of a variety of options, both physical, eg: our leased coal-fired generating plant, and through third party contractual arrangements, such as the innovative major plant-related contracts which were announced with Enron in January 1997 and Rolls-Royce in April 1997.

Eastern Electricity has maintained its position as a leader in competitive electricity supply with an estimated 13 per cent of the contestable market. Major customers include Coats Viyella, McDonald's, Somerfield and Anglian Water. For franchise customers, new tariffs from 1 April, 1997 will provide average reductions of between 6 per cent and 9 per cent, and further discounts have been introduced for customers with annual bills above pound sterling 225 or below pound sterling 100. Eastern Electricity is recognised as being committed to the environment, and plans are well advanced to introduce a 'green tariff' in October of this year.

Eastern Natural Gas is now the leading retailer in the deregulating gas market (after British Gas/Centrica) with an annualised turnover of around pound sterling 250 million and approximately 11 per cent of the competitive gas market. It is also the leading competitor to British Gas/Centrica in those parts of the domestic market open to competition, with over 100,000 domestic customers.
Eastern remains focused on delivering excellent service to its customers to ensure success in the next stages of deregulation in the UK electricity and gas markets. Its two customer service centres continue to operate at exceptionally high standards and answer customer enquiries 24 hours a day, 365 days a year.

NETWORKS

Pro forma
                                          1997              1996
Turnover for the six months to 31 March   pound sterling    pound sterling
                                          274m              278m
Operating profit for the six months to
31 March                                  pound sterling    pound sterling
                                          122m              133m

Operating profit for our Networks business has reduced by 8 per cent to pound sterling 122 million, reflecting a pound sterling 20 million reduction in regulatory income as a consequence of the last price review, partially offset by savings in operating costs. The re-opening of voluntary severance programmes and reshaping of the Networks business is already bringing through further cost savings.

Eastern Electricity's UK network covers 20,300 square kilometres from Peterborough in the north to parts of London in the south, and from Aylesbury in the west to Lowestoft in the east. Recent statistics from the Office of Electricity Regulation show that the network remains one of the most reliable in the country. Targeted capital investment in the network continues to contribute to reliability and a new operations centre has helped to enhance network performance even further. Set up in November 1996, it centrally monitors and controls over 88,000km of cable and overhead lines.

Eastern Group Telecoms has continued to develop its strong position as a network provider to telecoms operators, with operating profit of pound sterling 1.8 million (pro forma 1996 pound sterling 0.4mn).

MORE TO FOLLOW

ENDS [nRNSM9793X]

REUTERS                                                   Friday, 13 June 1997
______________________________________________________________________________
11:05 RNS-Energy Group PLC <TEG.L> Rec Offer by PacifiCorp - Pt3
  RNS No 9568t
THE ENERGY GROUP PLC
13th June 1997

PART 3

THE ENERGY GROUP PLC - CONSOLIDATED PROFIT AND LOSS ACCOUNT for the six months ended 31 March 1997

                                                                    1997
                                                             pound sterling mn

Turnover                                                           2,519
Costs and overheads less other income                             (2,222)
                                                                   _____
Operating profit                                                     297
Net interest payable and similar charges                             (37)
                                                                   _____
Profit on ordinary activities before taxation                        260
Taxation charge for period                                           (81)
                                                                   _____
Profit on ordinary activities after taxation                         179
Dividend                                                             (29)
                                                                   _____
Profit retained for the period                                       150

Earnings per ordinary share:

Pre-exceptional                                                    38.2p
Basic                                                              34.5p

The figures on pages 23 to 29 for the six months ended 31 March 1997 have been extracted from the audited financial statements, but do not themselves constitute full accounts within the meaning of the Companies Act 1985. Statutory accounts for the period will be delivered to the Registrar of Companies in England and Wales. The other information on pages 30 to 33 is not subject to audit.

SEGMENT INFORMATION
for the six months ended 31 March 1997

1997

                           Operating                               Capital
                              profit           Turnover            employed
                   pound sterling mn  pound sterling mn   pound sterling mn
By activity:
Coal                              66                647               1,370
Power                            129              1,801               1,117
Networks                         122                274               1,063
Other                              -                  9                   8
Intra-Group trading
(Networks to Power)                -               (212)                  -
                               _____              _____               _____
                                 317              2,519               3,558
Exceptional restructuring
and reorganisation costs         (20)                 -                   -
                               _____              _____               _____
                                 297              2,519               3,558
                               _____              _____               _____

1997
                           Operating                                Capital
                              profit           Turnover            employed
                   pound sterling mn  pound sterling mn   pound sterling mn

By geographical location:

United Kingdom                   228              1,853               2,166
USA                               52                574               1,148
Australia                         14                 74                 226
Other                              3                 18                  18
                               _____              _____               _____
                                 297              2,519               3,558
                               _____              _____               _____

BALANCE SHEETS
as at 31 March 1997

                                              Group                 Company
                                               1997                    1997
                                  pound sterling mn       pound sterling mn

Fixed Assets
Tangible fixed assets                         3,910                       -
Investments                                      72                      63
                                              _____                   _____
                                              3,982                      63
                                              _____                   _____
Current Assets
Stocks                                          256                       -
Debtors                                       1,359                      50
Investments                                      10                       -
Short-term deposits                             753                       -
Cash                                            385                      40
                                              _____                   _____
                                              2,763                      90
                                              _____                   _____
Creditors - due within one year
Short-term borrowings                          (738)                      -
Overdrafts                                      (61)                      -
Other creditors                                (948)                    (45)
                                              _____                   _____
                                             (1,747)                    (45)
                                              _____                   _____
Net current assets                            1,016                      45
                                              _____                   _____
Total assets less current liabilities         4,998                     108

Creditors - due after one year               (1,655)                      -

Provisions for liabilities and charges       (1,498)                      -
                                              _____                   _____
Net assets                                    1,845                     108
                                              _____                   _____
Capital and reserves
Called up share capital                          52                      52
Other reserves                                  639                       -
Profit and loss account                       1,154                      56
                                              _____                   _____
Equity shareholders' funds                    1,845                     108
                                              _____                   _____

CONSOLIDATED CASH FLOW STATEMENT
for the six months ended 31 March 1997


                                Note  pound sterling mn   pound sterling mn

Cash flow from operating
activities                         1                                    346

Returns on investments
and servicing of finance
Interest received                                    29
Interest paid                                       (83)
Dividends received from
investments                                           1
                                                  _____
                                                                        (53)
Taxation                                                                (23)

Capital expenditure and
financial investment
Purchase of tangible fixed
assets                                             (133)

Purchase of investments                             (39)
Sale of tangible fixed assets                         4
Sale of investments                                  12
                                                  _____
                                                                       (156)

Acquisition
Purchase of subsidiary
undertaking                                                             (20)
                                                                      _____
Cash flow before use of liquid
resources and financing                                                  94

Management of liquid resources
Net cash placed on short-term
deposit                            3                                   (753)

Financing
Net new short-term borrowings      3                149

Debt due beyond a year:
New secured loan repayable
within 5 years                     3                907
Repayment of amounts borrowed      3               (118)
                                                  _____
                                                                        938
                                                                      _____
Increase in cash in the period     3                                    279
                                                                      _____

NOTES TO CONSOLIDATED CASH FLOW STATEMENT
For the six months ended 31 March 1997

1. Reconciliation of operating profit to net cash inflow from operating activities

                                                                     1997
                                                        pound sterling mn

Operating profit before exceptional items                             317
Depreciation and depletion                                            100
Profit on sales of tangible fixed assets                               (3)
Share of profit of associated undertakings                             (2)
(Increase) in investments                                              (2)
(Increase) in stocks                                                   (8)
(Increase) in debtors                                                 (83)
Increase in creditors                                                  50
Provisions                                                            (23)
                                                                    _____
Net cash inflow from operating activities                             346
                                                                    _____

2.    Analysis of changes in financing

                               Share     Loans and      Current      Current
                             capital       finance    debenture         bank
                                            leases        loans        loans
                               pound         pound        pound        pound
                         sterling mn   sterling mn  sterling mn  sterling mn

Balance as at 1 October 1996       -           945          154           14
Pro forma additional
net debt at 1 October 1996         -             -            -          381
                               _____         _____        _____        _____
Pro forma balance at
1 October 1996                     -           945          154          395
Non-cash demerger share issue     52             -            -            -
Additional debt on demerger        -             -            -           42
Exchange movements                 -           (12)          (9)           -
Cash inflow (outflow) from
financing                          -           789         (113)         262
Other movements                    -           (54)           -           (6)
Current loan reallocations         -           (13)          13            -
                               _____         _____        _____        _____
Balance as at 31 March 1997       52         1,655           45          693
                               _____         _____        _____        _____

The pro forma balance at 1 October 1996 reflects the figures included within the company's Listing Particulars issued in January 1997.

For the six months ended 31 March 1997

3.    Analysis of changes in net debt


               Pro forma  Additional                     Other     Exchange       As at
                   as at        debt                 movements    movements 31 Mar 1997
              1 Oct 1996 on demerger    Cash flow
                   pound       pound        pound        pound        pound       pound
             sterling mn sterling mn  sterling mn  sterling mn  sterling mn sterling mn

Cash                 173           -          221           (1)          (8)        385
Overdrafts          (119)          -           58            -            -         (61)
                                            _____
                                              279
                                            _____
Debt due after
1 year              (945)          -         (789)          67           12      (1,655)
Debt due within
1 year              (549)        (42)        (149)          (7)           9        (738)
                                            _____
                                             (938)
                                            _____
Short-term deposits    -           -          753            -            -         753
                   _____       _____        _____        _____        _____       _____
                  (1,440)        (42)          94           59           13      (1,316)
                   _____       _____        _____        _____        _____       _____

The pro forma net debt at 1 October 1996 reflects the figures included within the company's Listing Particulars issued in January 1997.

4.    Reconciliation of net cash flow movement to movement in net debt

                                                               1997
                                                         pound sterling m

Net cash inflow in the period                                         279
Increase in liquid cash resources                                     753
Change in debt resulting from cash flows                             (938)
                                                                    _____
                                                                       94
Additional debt on demerger                                           (42)
Other movements                                                        59
Exchange movements                                                     13
                                                                    _____
Movement in net debt in the period                                    124
Opening pro forma net debt                                         (1,440)
                                                                    _____
Closing net debt                                                   (1,316)
                                                                    _____

RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS for the six months ended 31 March 1997

                                                               1997
                                                        pound sterling mn
Actual invested capital as at 30 September 1996(*)                  2,185
Pro forma adjustments as at 30 September 1996 (*):
- additional debt on demerger                                        (381)
- other                                                                (2)
                                                                    _____
Pro forma invested capital as at 30 September 1996 (*)              1,802
Increase in additional net debt on demerger:

- contribution towards dividend paid by Hanson in
January 1997                                                          (32)
- other                                                               (10)
                                                                    _____
Pro forma opening shareholders' funds                               1,760
Profit on ordinary activities after taxation                          179
Dividend                                                              (29)
Currency differences on foreign net investments                       (52)
Other movements                                                       (13)
                                                                    _____
Closing shareholders' funds                                         1,845
                                                                    _____

(*) As disclosed in the Group's Listing Particulars issued in January 1997

During the final stages of the demerger process, the amount of additional net debt allocated to the Group on demerger was increased by pound sterling 42 million to a total of pound sterling 423 million. The increase principally reflected a notional contribution to Hanson's dividend of 1.0p per Hanson ordinary share paid on 10 January 1997 in respect of the quarter ended 31 December 1996.

PRO FORMA CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                   Pro forma    Pro forma   Pro forma    Pro forma
                                        year         year  six months   six months
                                       ended        ended       ended        ended
                                      31 Mar      30 Sept      31 Mar       31 Mar
                                        1997         1996        1997         1996
                                       pound        pound       pound        pound
                          note   sterling mn  sterling mn sterling mn  sterling mn
Turnover
Coal                                   1,452        1,461         647          656
Power                                  2,887        2,178       1,801        1,092
Networks                                 478          482         274          278
Other                                     24           24           9            9
Intra-group                             (381)        (378)       (212)        (209)
                                       _____        _____       _____        _____
                                       4,460        3,767       2,519        1,826
                                       _____        _____       _____        _____

Operating Profit
Coal                                     154          154          66           66
Power                                    168           83         129           44
Networks                                 200          211         122          133
Other                                     (2)          (2)          -            -
                                       _____        _____       _____        _____
Pre exceptional
operating profit                         520          446         317          243

Restructuring and
reorganisation costs        (2)          (20)                     (20)
National Grid
Group flotation             (3)                        44                       44
                                       _____        _____       _____        _____
Total operating profit                   500          490         297          287

Profit on disposal of
First Hydro                 (4)                        25                       25

Net interest payable
and similar charges         (5)          (88)         (68)        (37)         (33)
                                       _____        _____       _____        _____
Profit on ordinary
activities before taxation               412          447         260          279

Taxation charge for
the period                  (6)         (126)        (137)        (81)         (89)
                                       _____        _____       _____        _____
Profit on ordinary
activities after taxation                286          310         179          190
                                       _____        _____       _____        _____
Earnings per share
Pre-exceptional             (7)        58.8p        51.8p       38.2p        28.8p
Basic                       (7)        55.1p        59.5p       34.5p        36.5p

Notes to the pro forma consolidated profit and loss account are shown on page
31.

Notes to the pro forma profit and loss account

(1) The pro forma information for the year ended 30 September 1996 has been extracted from the Listing Particulars issued during January 1997 in respect of the demerger. This assumed additional net debt of pound sterling 381 million arising as a result of the demerger, together with an average interest rate of 6.2 per cent.

(2) Restructuring and reorganisation costs relate to the re-opening of Eastern's voluntary severance scheme.

(3) National Grid Group flotation relates to an interim dividend of pound sterling 11 million and special dividends (net of associated costs) totalling pound sterling 165 million received in connection with the flotation of the National Grid Group plc ("National Grid Group"). Amounts credited to electricity customers in the form of a discount on electricity bills connected with this flotation totalled pound sterling 132 million.

(4) Profit on disposal of First Hydro arose on the disposal of the Group's interest in the pumped storage business of National Grid Group.

(5) Pro forma net interest payable and similar charges for the year ended 31 March 1997 are based on the actual interest charges borne by the individual operating entities which now comprise the Group, increased for an additional pro forma interest charge calculated as 7.5 per cent of the actual additional net debt allocated to the Group by Hanson on demerger.

      Pro forma net interest payable and similar charges for the six months ended 31 March 1996 are calculated on a similar basis, but incorporating an additional pro forma interest charge based on the additional net debt and average interest rate assumed in the Listing Particulars.

(6) Pro forma tax charge for the year ended 31 March 1997 has been calculated at the same effective rate before exceptional items as that which existed for the six months ended 31 March 1997.

      Pro forma tax charge for the six months ended 31 March 1996 has been calculated at the same effective rate before exceptional items as that assumed in the pro forma tax charge for the year ended 30 September 1996

(7) The pro forma earnings per share for the six months ended 31 March 1996 have been calculated on the pro forma profit for the period and on 520,857,817 shares, being the number of ordinary shares assumed in the Listing Particulars.

      The actual earnings per share for the six months ended 31 March 1997 and the pro forma earnings per share for the year ended 31 March 1997 are based on the respective actual and pro forma profits for the relevant periods and on 518, 607,817 shares which excludes the 2,250,000 shares held by The Energy Group Employee Benefit Trust, which has waived its right to dividends on the shares it holds.

(8) No pro forma adjustments have been made for additional annual administration costs that are expected to arise following the demerger. The directors estimate that such costs will amount to approximately pound sterling 15 million per annum.

TRANSLATION TO US DOLLARS
Income Statement and Capital Employed (UK GAAP)
31 March 1997

                                                        1997        Capital
                                       Income          Sales       employed
                                          $mn            $mn            $mn

By activity:
Coal                                      108          1,057          2,250
Power                                     211          2,943          1,834
Networks                                  199            448          1,745
Other                                       -             15             13
Intra-group (Networks to Power)             -           (347)             -
                                        _____          _____          _____
                                          518          4,116          5,842

Exceptional restructuring and
reorganisation costs                      (33)
                                        _____
Operating income                          485
Net interest expense                      (60)
Income from ordinary activities
before taxation                           425
Taxes on income from ordinary
activities                               (132)
Net income                                293
                                        _____
Net income per ADS
Pre-exceptional                         $2.50
Basic                                   $2.25

                                                        1997        Capital
                                       Income          Sales       employed
                                          $mn            $mn            $mn

By geographical location:
United Kingdom                            372          3,028          3,556
USA                                        85            938          1,885
Australia                                  23            121            371
Other                                       5             29             30
                                        _____          _____          _____
                                          485          4,116          5,842
                                        _____          _____          _____

The rates used to translate the above figures were the average rate for the six months period to 31 March 1997 of $1.6339 to the pound sterling in respect of income and sales and the period end rate of $1.6420 to the pound sterling for capital employed.

TRANSLATION TO US DOLLARS
Pro forma consolidated income statements (UK GAAP)

                                                                   Pro forma
                        Pro forma      Pro forma     Six months   six months
                       year ended     year ended          ended        ended
                      31 Mar 1997   30 Sept 1996    31 Mar 1997  31 Mar 1996
                            pound          pound          pound        pound
                      sterling mn    sterling mn    sterling mn  sterling mn


Sales
Coal                        2,372          2,387          1,057        1,072
Power                       4,717          3,559          2,943        1,784
Networks                      781            788            448          454
Other                          39             39             15           15
Intra-group
(Networks to Power)          (622)          (618)          (347)        (341)

                            7,287          6,155          4,116        2,984

Operating income
Coal                          252            252            108          108
Power                         274            135            211           72
Networks                      327            345            199          217
Other                          (3)            (3)             -            -

Operating income before
exceptional items             850            729            518          397

Restructuring and
reorganisation costs          (33)             -            (33)           -
National Grid Group
flotation                       -             72              -           72

Operating income              817            801            485          469

Profit on disposal of
First Hydro                     -             41              -           41

Net interest expense         (144)          (111)           (60)         (54)

Income from ordinary
activities before taxation    673            731            425          456

Taxes on income from
ordinary activities          (206)          (224)          (132)        (146)

Net income                    467            507            293          310

Net income per ADS

Pre-exceptional             $3.84          $3.39          $2.50        $1.88
Basic                       $3.60          $3.89          $2.25        $2.39

The rate used to translate the above figures was the average rate for the six months period to 31 March 1997 of $1.6333 to pound sterling. The assumptions behind these figures are shown on page 31.

                                  APPENDIX IV

                               SOURCES AND BASES

1 The value of the fully diluted share capital of The Energy Group is based upon 520,857,817 Energy Group Shares in issue on 12 June 1997 and 9,495,553 Energy Group Shares which could fall to be issued on exercise in full of options and vesting of all outstanding awards granted under the Energy Group Share Schemes.

2 The pro forma financial information in respect of The Energy Group for the year ended 30 September 1996 is taken from the unaudited pro forma combined financial information set out in the Energy Group Listing Particulars.

                                  APPENDIX V

                                  DEFINITIONS

"Acquisition"                             the proposed acquisition of The
                                          Energy Group pursuant to the Offer

"Board" or "Directors"                    the directors of PacifiCorp
                                          Acquisitions

"Business Day"                            has the meaning given by the US
                                          Williams Act

"Canada" Canada, its provinces, territories and all areas subject to its jurisdiction and any political sub-division thereof

"City Code"                               The City Code on Takeovers and
                                          Mergers of the UK

"Closing Price"                           the closing middle market quotation
                                          of an Energy Group Share as derived
                                          from the London Stock Exchange Daily
                                          Official List

"Combined Group"                          PacifiCorp and its subsidiaries, as
                                          enlarged by the acquisition of The
                                          Energy Group

"Companies Act"                           the Companies Act 1985 (as amended)
                                          of England and Wales

"Conditions"                              the conditions of the Offer
                                          described in Appendix I and
                                          "Condition" means any one of them

"DGES"                                    The Director General of Electricity
                                          Supply of the UK

"DGGS"                                    The Director General of Gas Supply
                                          of the UK

"Energy Group ADRs"                       American Depositary Receipts
                                          evidencing Energy Group ADSs

"Energy Group ADSs"                       American Depositary Shares issued in
                                          respect of Energy Group Shares, each
                                          representing four Energy Group
                                          Shares

"Energy Group Listing Particulars"        the listing particulars relating to
                                          Energy Group dated 27 January 1997
                                          published in accordance with the
                                          Listing Rules

"Energy Group Securities"                 Energy Group Shares and Energy Group
                                          ADSs

"Energy Group Share Schemes"              The Energy Group Executive Share
                                          Option Scheme, The Energy Group
                                          Sharesave Scheme, The Energy Group
                                          Long-term Incentive Plan and The
                                          Energy Group Special Bonus Scheme

"Energy Group Shares"                     shares of 10p each in the share
                                          capital of The Energy Group in issue
                                          or allotted or issued prior to the
                                          date on which the Offer closes (or
                                          such earlier date, not being earlier
                                          than the Initial Closing Date (as it
                                          may be extended), as PacifiCorp
                                          Acquisitions may determine)

"FERC"                                    the US Federal Energy Regulatory
                                          Commission

"Initial Closing Date"                    3.00 p.m. (London time), 10.00 a.m.
                                          (New York City time) 20 Business
                                          Days after the date of the Offer
                                          Document, unless and until
                                          PacifiCorp Acquisitions, in its
                                          discretion, shall have extended the
                                          Initial Offer Period, in which case
                                          the term "Initial Closing Date"
                                          shall mean the latest time and date
                                          at which the Initial Offer Period,
                                          as so extended by PacifiCorp
                                          Acquisitions, will expire or, if
                                          earlier, the date on which Condition
                                          (a) becomes or is declared to have
                                          been satisfied

"Initial Offer Period"                    the period from the date of the
                                          Offer Document to and including the

                                          Initial Closing Date


"Lazard"                                  Lazard Brothers & Co., Limited and
                                          Lazard Freres & Co. Limited

"LIBOR" the London Inter-Bank Offered Rate, determined in accordance with the Terms of the Loan Notes, a summary of which is set out in Appendix II

"Listing Rules"                           the Listing Rules of the London
                                          Stock Exchange

"Loan Note Alternative"                   the alternative under which holders
                                          of Energy Group Shares who validly
                                          accept the Offer will be entitled to
                                          elect to receive Loan Notes instead
                                          of cash consideration otherwise
                                          payable to them

"Loan Notes"                              the Floating Rate Unsecured Loan
                                          Notes 2004 of PacifiCorp
                                          Acquisitions to be issued pursuant
                                          to the Loan Note Alternative

"London Stock Exchange"                   London Stock Exchange Limited

"Morgan Stanley"                          Morgan Stanley & Co. Limited

"North American Person"                   a person in the United States or in
                                          or resident in Canada

"NYSE"                                    the New York Stock Exchange

"Offer" the offer to be made by Goldman Sachs International on behalf of PacifiCorp Acquisitions to acquire the Energy Group Shares (including those represented by Energy Group
                                          ADSs) and Energy Group ADSs as
                                          described in this document
                                          including, where the context permits
                                          and/or requires, the Loan Note
                                          Alternative and any subsequent
                                          revision, variation, extension, or
                                          renewal of such offer or the Loan
                                          Note Alternative

"Offer Document"                          the document containing the Offer to
                                          be sent to holders of Energy Group
                                          Shares and Energy Group ADSs

"Panel"                                   The Panel on Takeovers and Mergers
                                          of the UK

"SEC"                                     the US Securities and Exchange
                                          Commission

"Subsequent Offer Period"                 the period following the Initial
                                          Closing Date during which the Offer
                                          remains open for acceptance

"TEG Group"                               The Energy Group and its
                                          subsidiaries and subsidiary
                                          undertakings and, where the context
                                          permits, each of them

"The Energy Group"                        The Energy Group PLC

"UK" or "United Kingdom"                  the United Kingdom of Great Britain
                                          and Northern Ireland

"United States" or "US"                   the United States of America, its
                                          territories and possessions, any
                                          State of the United States and the
                                          District of Columbia, and all other
                                          areas subject to its jurisdiction

"US HSR Act"                              the US Hart-Scott-Rodino Antitrust
                                          Improvements Act of 1976, as
                                          amended, and the rules and
                                          regulations promulgated thereunder

"pound sterling"                          pound sterling, the lawful currency
                                          of the United Kingdom

"$"                                       United States dollar, the lawful
                                          currency of the United States

END
ENDS [nRNSM9568T]